Exhibit 99.3

PDS Biotechnology Corporation
Nonqualified Stock Option Notice

This Notice evidences the award of Nonqualified Stock Options (each, an “Option” or collectively, the “Options”) that have been granted to you, [_________], subject to and conditioned upon your agreement to the terms of the attached Nonqualified Stock Option Agreement (the “Agreement”).  The Options entitle you to purchase shares of common stock, par value $0.00033 (“Common Stock”), of PDS Biotechnology Corporation, a Delaware corporation (the “Company”) under the PDS Biotechnology Corporation 2009 Stock Option Plan (the “Plan”).  The number of shares you may purchase and the exercise price at which you may purchase them are specified below.  This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.  You must return an executed copy of this Notice to the Company within 30 days of the date hereof.  If you fail to do so, the Options may be rendered null and void in the Company’s discretion.

Grant Date:  [_________] (the “Grant Date”)

Number of Options:  [_________] Options, each permitting the purchase of one Share (the “Option”)

Exercise Price:  [_________] per share

Expiration Date:  The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Exercisability Schedule:  The Options shall vest and become fully exercisable on the Grant Date.

PDS BIOTECHNOLOGY CORPORATION

By:

Date:

I acknowledge that I have carefully read the attached Agreement and the Plan and agree to be bound by all of the provisions set forth in these documents.

Enclosures:	Nonqualified Stock Option Agreement 2009 Stock Option Plan Exercise Form	OPTIONEE
Date:

PDS BIOTECHNOLOGY CORPORATION
2009 STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION GRANT

1.           Terminology.  Capitalized terms used in this Agreement and not otherwise defined are defined in the correlating Stock Option Notice and the Plan, as applicable.

2.           Exercisability of Option.

(a)          The Option shall vest and become exercisable on the following dates (each, a “Vesting Date”), if the Grantee continues to be employed by, or provide service to, the Company from the Grant Date until the applicable Vesting Date:

Vesting Date	Shares for Which the Option is Exercisable as of Vesting Date

(b)         The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share.

3.          Term of Option.

(a)         The Option shall have a term of ten (10) years from the Grant Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.  The Option may not be exercised during the first twelve months of the term of said Option.

(b)          The Option shall automatically terminate upon the happening of the first of the following events:

(i)           The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Company on account of the Grantee’s Permanent and Total Disability, or if the Grantee dies while employed by, or providing service to, the Company.

(ii)         The date on which the Grantee ceases to be employed by, or provide service to, the Company for Cause, or on account of voluntary action by the Grantee without the consent of the Company.

(iii)        The expiration of the ninety-day period after the Grantee ceases to be employed by, or provide service to, the Company on account of resignation by the Grantee (other than in circumstances in which such Grantee would otherwise be terminated for Cause by the Company).

(iv)         The date on which the Grantee ceases to be employed by, or provide service to, the Company on account of the Grantee’s violation of any terms of any written employment, confidentiality or noncompetition agreement with the Company.

(v)          The expiration of the ninety-day period after the Grantee ceases to be employed by, or provide service to, the Company in all other cases.

In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of ten years from the date of grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Company shall immediately terminate.

4.           Exercise Procedures.

(a)        Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise, Attention Corporate Secretary, in the manner provided in this Agreement and the Plan, specifying the number of Shares as to which the Option is to be exercised, the grant date of the option being exercised and the full payment of the Option Price for the Shares being purchased and any withholding taxes. An Option may also be exercised by delivering written notice of exercise to the Company, Attention Corporate Secretary, accompanied by irrevocable instructions to deliver shares to a broker-dealer and a copy of irrevocable instructions to the broker-dealer to deliver the Option Price and any withholding taxes to the Company.  Payment of the exercise price shall be made in accordance with procedures established by the Board of Directors of the Company (the “Board”) from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board or Committee, by delivering Shares of the Company, owned for at least six months, which shall be valued at their Fair Market Value on the date of delivery, having a Fair Market Value on the date of exercise equal to the exercise price, (iii) any combination of (i) and (ii), or (iv) by such other method as the Board may approve. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b)        The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate.

(c)        All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5.           Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

6.           Right of First Refusal; Repurchase Right. As a condition of receiving this Option, the Grantee hereby agrees that all Shares issued under the Plan shall be subject to a right of first refusal and repurchase right as described in the Plan.

7.           Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.           No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9.           No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10.         Assignment and Transfers. Except as the Board may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. Notwithstanding the foregoing, the terms of certain Nonqualified Stock Option Grants may be modified by the Committee, at the request of the Grantee of the Option, to allow the Option to be transferred to trusts established by the Grantee or as to which the Grantee is a Grantor or to family members of the Grantee or otherwise for personal and tax planning purposes.  If the Committee allows such transfer, such Option shall not be exercisable for six months following the action of the Committee. This Agreement may be assigned by the Company without the Grantee’s consent.

11.         Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflicts of laws provisions thereof.

12.         Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Corporate Secretary or the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by electronic transmission or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

EXERCISE FORM

EXERCISE FORM

Administrator of 2009 Stock Option Plan
c/o Office of the Corporate Secretary
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922

All:

I hereby exercise the option to purchase shares of Common Stock of the Company (the “Options”) granted to me on ____________________, ____, by PDS Biotechnology Corporation (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the PDS Biotechnology Corporation 2009 Stock Option Plan (the “Plan”), and notify you of my desire to purchase ____________ shares of Common Stock of the Company at a price of $___________ per share pursuant to the exercise of said Options.

Total Amount Enclosed:  $__________

Date:
(Optionee)

Received by PDS Biotechnology Corporation. on
_____________________________, _______

By: